Form of
                           VOLUME PURCHASE AGREEMENT

        THIS Volume Purchase  Agreement  ("Agreement")  dated as of November 20,
1996  is  between  AT&T  Corp.,  a  New  York  corporation  ("AT&T"),   and  NCR
Corporation, a Maryland corporation ("NCR").

        WHEREAS, the Board of Directors of AT&T has determined that it is in the best interests of AT&T and its shareholders to separate AT&T's existing businesses into three independent businesses;

        WHEREAS, in furtherance of the foregoing, AT&T and NCR will, on or before January 1, 1997, execute and deliver a Distribution Agreement, by and between AT&T and NCR (the "Distribution Agreement").

        WHEREAS, this Agreement is one of the NCE Ancillary Agreements (as such term is defined in the Distribution Agreement) contemplated by the Distribution Agreement; and

        WHEREAS, in anticipation of NCR's spin-off, AT&T and NCR desire to memorialize and formalize the volume, prices, and other terms and conditions under which AT&T will buy products and services from NCR in 1997 and thereafter.

        NOW THEREFORE, AT&T and NCR agree as follows:

1. TERM OF AGREEMENT. (a) Except as otherwise expressly provided herein or in a subsequent agreement between the parties, the terms and conditions of this Agreement and the General Agreement between the parties of even date herewith shall govern all of AT&T's purchases of products and services from NCR fro the five-year period beginning as of January 1, 1997 and ending December 31, 2001, unless this Agreement is terminated sooner as permitted by Section 1(b).

        (b) Upon at least 90 days' prior written notice, either party may terminate this Agreement for its convenience, without requirement of cause, provided that the effective date of such termination is after expiration of the Purchasing Period described in Section 2.

2.      COMMITMENT

        (a) Under the terms and conditions of this Agreement, during the period beginning January 1, 1997 and ending December 31, 1999 ("Purchasing Period") AT&T contractually commits to purchase not less than $350 million of products and services from NCR or any present or future subsidiaries or affiliates of NCR (collectively "NCR Entities") ("Commitment"), unless the Commitment is reduced or terminated as provided in Section 7. AT&T may satisfy this Commitment by purchasing the entire Commitment amount of products or services in any of the three years or cumulatively over the three years. If AT&T fails to satisfy the Commitment, the adjustment described in Section 9 shall apply. Subject to the clause in Article VI of the General Agreement entitled SCOPE OF AGREEMENT, any purchases of Eligible Products, as hereinafter defined, by any present or future subsidiary or other affiliate of AT&T (collectively, the "AT&T Entities") during the Purchasing Period shall be included in the calculation of whether the Commitment has been satisfied.

        (b) Upon written notice to NCR, AT&T may, at its option, extend the Purchasing Period until December 31, 2000 and/or December 31, 2001, subject to Sections 9(a) and 9(b).

3. PRODUCTS AND SERVICES. The NCR products and services which the AT&T Entities may purchase in satisfaction of the Commitment ("Eligible Products") include all present and future products and services of any NCR Entity except products that are exclusive to the Personal Computer, Retail, and/or Financial product lines. Eligible Products include, but are not limited to, the following: Professional Services; Customer Support Services (including without limitation Large Systems Support and Software Support; repair and replacement parts and technical support; and all products and services purchased in support of AT&T's self-maintenance activities, including any parts purchased in the fourth quarter of 1996 in contemplation of NCR's spin-off, systems infrastructure and customer engineer education); Servers; Massively Parallel Processors; Software; and Networking Products. The AT&T Entities may purchase Eligible Products for their own internal use or (pursuant to the terms of a separate written agreement) for resale worldwide (but with the applicable AT&T Entity additionally responsible for any customs, duties, or local country taxes incurred by NCR by providing products and services outside the United States), provided that the applicable AT&T products or services to a customer ("Solutions Sale"), and provided further that if the AT&T Entity receives written notice that NCR has entered into an exclusive distribution agreement with a third party in a given foreign country, that AT&T Entity will not be authorized hereunder to resell NCR products and services in that foreign country without obtaining NCR's prior written consent, which consent will not be unreasonably withheld or delayed if the resale can be accomplished without violation of such exclusive distribution agreement. Subsidiaries acquired by Supplier after the effective date of this Agreement shall have their products and services added to this Agreement at mutually agreeable discount rates.

4. INDIRECT PURCHASES. Subject to the clause in Article VI of the General Agreement entitled SCOPE OF AGREEMENT, if the AT&T Entities purchase Eligible Products from any of NCR's authorized Value Added Resellers ("VARs") or Independent Software Vendors ("ISVs") or from a third party NCR exclusive distributor in a given foreign country, NCR will credit towards AT&T's Commitment hereunder, the price paid by the AT&T Entities to the VAR, ISV or third party foreign distributor for components produced by NCR.

5. PRICES. Unless the parties otherwise mutually agree, and except as required by Section 6, NCR prices to the AT&T Entities for the Purchasing
Period shall be determined as follows:

        (a) For all NCR products and services for which NCR has published a Manufacturer's Suggested References Price ("MSRP"), the price to the AT&T Entities shall be the MSRP reduced by a Discount calculated in accordance with
Section 5(b). NCR has furnished AT&T with a list of MSRPs for all such products and services and thereafter shall provide AT&T not less than 30 days' prior written notice of any changes to the MSRP list. For United States Customer Support Services, any increase in the MSRP for Customer Support Services (or any component thereof) shall not exceed the percentage increase in the Consumer Price Index - All Urban Wage Earners and Clerical Workers, as issued by the
Bureau of Labor Statistics of the United States Department of Labor ("CPI") relative to the CPI that was in effect on the later of January 1, 1996 or the date the previous list price became effective.

        (b) For each category of NCR product or service, the Discount shall be a percentage equal to the effective discount off MSRP that was available as of January 1, 1996 under the lowest NCR prices regularly offered to any AT&T business unit. The formula for calculating the Discount, using MSRP and discounted price in effect as of January 1, 1996 is as follows:

     (1/1/96 MSRP - 1/1/96 discounted price)         x 100 =
Discount (%)
     ---------------------------------------
                   1/1/96 MSRP

Based on this formula, NCR and AT&T will establish the percentage amount of the Discount for each product or service category by mutual written agreement.

        (c) For all NCR products and services for which NCR has not published an MSRP, NCR and AT&T shall negotiate prices in good faith. Such prices shall yield margins to NCR not greater than the margins realized on comparable products and services priced in accordance with Section 5(a).

        (d) In order for NCR to comply with all applicable laws and regulations, NCR's prices for products and services which the AT&T Entities purchase indirectly through VARs and ISVs will be NCR's standard prices in effect with such VARs and ISVs, and NCR's prices for products which the AT&T Entities purchase for Solution Sales in which title to the NCR product passes to an AT&T customer will be NCR's standard resale prices or such prices as the parties may separately negotiate ("Indirect and Resale Prices").

        (e) In the event that NCR redefines its pricing strategy in a manner that would make the current model pricing obsolete, the AT&T Entities shall have the option to move to this new pricing paradigm in its entirety through the remaining term of this Agreement. Should a new pricing paradigm occur, only new products/service transactions would be impacted through this change.

        (f) NCR may, from time to time, offer AT&T to substitute upgraded or later-developed items of equipment, components or parts for the products purchased herein. In such event, NCR will allow a trade-in credit for the equipment being traded-in toward the purchase of the upgraded or later-developed equipment. the trade-in credit shall be in accordance with mutually agreed upon allowances in effect at the time of such trade-in.

6.      MOST FAVORED CUSTOMER STATUS.

        (a) For the Purchasing Period, NCR agrees that all prices, except for Indirect and Resale Prices and non-United States services prices, charged to the AT&T Entities under this Agreement shall be as favorable as any prices offered or charged by NCR during the preceding 12-month period to any other NCR customer making a comparable purchasing commitment, in each case taking into account the value of terms and conditions of sale. With respect to non-United States services pricing, prices charged to the AT&T Entities in any given country shall be as favorable as any prices offered or charged by NCR during the preceding 12-month period to any other NCR customer making a comparable purchasing commitment for comparable services in that country, in each case taking into account the value of terms and conditions of sale. For purposes of this Section 6, the purchasing commitment made to NCR by Lucent Technologies Inc., and the terms and conditions of sale applicable thereto, shall be deemed comparable to those of the AT&T Entities under this Agreement and the General Agreement. If NCR charges a more favorable price (other than an Indirect or Resale Price) to any such NCR customer, NCR shall immediately reduce the AT&T Entities price as necessary to comply with this Section 6; provided, however, that AT&T's and the AT&T's Entities' sole remedy for NCR's unintentional breach of this requirement shall be to recover from NCR the difference between what the applicable AT&T Entity was actually charged and what should have been charged had NCR complied with its obligations hereunder. Notwithstanding the foregoing, NCR may offer or charge more favorable prices to other NCR customers without lowering the prices to the AT&T Entities under this Agreement, provided any such more favorable prices are offered or charged for the limited purpose of initiating a new customer relationship, reestablishing a customer relationship that has been discontinued for no less than six (6) months or expanding an existing customer relationship by selling products or services of a type not previously sold to that customer during the previous 12 months and provided further that such more favorable prices are not offered or charged for more than 6 months.

        (b) At AT&T's request, but not more frequently than once each calendar year, NCR's compliance with its obligations under this Section 6 shall be subject to an audit of reasonable scope by an independent auditing firm selected by AT&T and reasonably satisfactory to NCR. AT&T will bear the auditing firms's charges. The audit will be conducted in a manner that will minimize NCR's inconvenience and expense in providing information necessary to perform the audit. Prior to the auditor submitting findings to AT&T, NCR will be afforded a reasonable opportunity to review and comment on any preliminary finding by the auditor that NCR has failed to fulfill its obligation under this Section 6.
Prior to the commencement of each audit, the auditor will execute a non-disclosure agreement reasonably acceptable to NCR which will require the auditor to hold all information received from NCR in confidence, except such information contained in the auditor's final report (which shall be disclosed to AT&T only upon AT&T's entry into a non-disclosure agreement acceptable to NCR.) Should the auditor determine that NCR has not fulfilled its obligations under this Section 6, NCR will issue AT&T a credit (without interest) in the amount determined to be the difference between what AT&T paid and the price that AT&T would have paid had NCR complied with its obligations hereunder. Such credit may be reduced by the amount of any underbillings which may be disclosed by the audit and substantiated with evidence reasonably satisfactory to AT&T.

7. ADJUSTMENTS TO COMMITMENT. The parties recognize that future events may make it impractical or inequitable for the AT&T Entities to purchase NCR products and services in the amounts contemplated by the Commitment. Accordingly, the Commitment shall be reduced in amount, or terminated and extinguished in its entirety, under the circumstances described in this Section 7.

        (a) If an AT&T Competitor (as hereinafter defined) enters into a relationship with NCR that would potentially enable the AT&T Competitor to obtain AT&T (including its subsidiaries) proprietary or confidential information, NCR will take all necessary steps to assure that the AT&T Competitor does not have access to such information through NCR without AT&T's express prior written consent. In addition, if at any time an AT&T Competitor owns or controls shares representing a controlling interest in NCR, AT&T may, at its option, terminate the Commitment at any time by giving written notice to NCR. Upon any such termination, the Commitment shall be extinguished, AT&T's obligation thereunder shall be deemed entirely fulfilled, and the Purchasing Period shall terminate. For purposes of this Agreement, an AT&T Competitor is any company, person, or other entity which, either directly or through an affiliate, offers (or has announced future availability of) any product or service that AT&T reasonably determines to be substantially competitive with a product or service offered or announced by AT&T (including its subsidiaries); provided, that a third party will not be deemed an AT&T Competitor unless AT&T (including its subsidiaries) and such third party each have aggregate actual or forecasted annual revenues from substantially competitive products and services exceeding $250 MILLION for at least one year of the Purchasing Period.

        (b) If AT&T or a controlled United States subsidiary purchases any information technology product or service from a third party ("Alternative IT Supplier") because the available Eligible Products do not meet its needs (as defined in this Section 7(b)), the amount of the Commitment shall be reduced by the amount of each such purchase from the Alternative IT Supplier. For purposes of this Section 7(b), failure to meet the needs of AT&T or such controlled United States subsidiary means circumstances substantially similar to the following:

        (i) NCR has discontinued an Eligible Product and has not replaced it with a  comparable,  technologically  compatible
Eligible  Product that
        delivers equal or better performance, features, and value.

        (ii) NCR is unable or unwilling to provide the delivery interval or response time reasonably required by AT&T or such affected subsidiary for an Eligible Product, or imposes unreasonable charges to do so.

        (iii) Multiple units of an Eligible Product do not meet industry standards or the reasonable requirements of AT&T or such affected subsidiary for quality, performance, or reliability.

        (iv) A  substantial  number of units of an Eligible
Product have had an
        excessive failure rate, or have performed below NCR's specifications.

        (c) If AT&T or a controlled United States subsidiary purchases any Information Technology product or service from an Alternative IT Supplier because NCR has unreasonably refused to modify, extend, or adapt an Eligible Product to offer functionality, features, performance, or interoperability required by AT&T or such affected subsidiary, the Commitment may be reduced by a mutually agreed amount (or absent such agreement, by an amount determined pursuant to Article V DISPUTE RESOLUTION of the General Agreement, not to exceed the amount of each such purchase from the Alternative IT Supplier). For purposes of this Section 7(c), the extent to which NCR's refusal was reasonable will be evaluated by considering such factors as (i) whether NCR possessed the requisite know-how (and, if applicable, the production capability) to accommodate AT&T's or such affected subsidiary's request, (ii) whether the new Eligible Product could have been marketed to other customers in markets that NCR is addressing now and new markets it may address in the future, (iii) whether AT&T or such affected subsidiary has offered to pay a reasonable price for the new Eligible Product, taking into account NCR's anticipated costs and the potential for sales to other customers, and (iv) whether the development requested by AT&T or such affected subsidiary is necessary to sustain the utility, functionality, and value of other Eligible Products purchased by AT&T or such affected subsidiary.

        (d) Subject to the clause in Article VI of the General Agreement entitled SCOPE OF AGREEMENT, if AT&T or a controlled United States subsidiary cancels any order, terminates any service, or receives any refund or credit from NCR due to delays, lateness (except for delays or lateness due to force majeure conditions under the General Agreement), breach of warranty, breach of contract, or nonperformance by NCR, the amount of the Commitment shall be reduced by the amount (included any related purchases) that AT&T or such affected subsidiary would have spent but for such event.

        (e) AT&T's spending forecast in effect as of January 1, 1997 sets forth AT&T's initial estimate of its aggregate spending for information technology products and services obtained from all sources during the Purchasing Period ("Initial Forecasted Spending"). If, after the date of this Agreement, AT&T adopts a smaller aggregate budget for such information technology spending during the Purchasing Period ("Revised Forecasted Spending"), the Commitment will be proportionately reduced according to the following formula:


--                                        --   --               --
|Revised Forecasted Spending | |other adjustments|
|---------------------------
X $350 million| - | to Commitment | = adjusted |Initial Forecasted Spending | | per Section 7 | Commitment
--                                        --   --               --

Notwithstanding the foregoing, if AT&T's actual aggregate spending for information technology Products and Services during the Purchasing Period ("Actual Spending") is less than Initial Forecasted Spending but exceeds Revised Forecasted Spending, Actual Spending will be used instead of Revised Forecasted Spending in the above formula; provided, however, that for purposes of the above formula, the ratio of Revised Forecasted Spending (or Actual Spending, if applicable) to Initial Forecasted Spending shall not exceed 1/1, and the adjustment to Commitment described in this Section 7(e) shall not under any circumstances be used to increase the amount of the Commitment. For purposes of this Section 7(e), Revised Forecasted Spending and Actual Spending shall exclude spending by (or on behalf of) any AT&T business organization that was not included in the projection of Initial Forecasted Spending.

        (f) NCR acknowledges that AT&T's ability to fulfill the Commitment will be impaired if companies engaged in equipment financing or leasing ("Financing Companies") are unwilling to provide financing or leasing for NCR products on terms as favorable as those offered for comparable non-NCR products ("Standard Financing Terms"). Accordingly, the Commitment shall be adjusted in accordance with this Section 7(f) if any of the following events occurs:

        (i) If any Financing Company selected by a customer of AT&T or its controlled United States subsidiaries (or by its agent, including AT&T's
        AT&T Solutions business unit) refuses to provide financing or leasing to or for that customer for any Eligible Product on Standard Financing
        Terms,
        and if such refusal persists after NCR has had a reasonable opportunity to address the reasons therefor, the Commitment shall be reduced by the dollar amount of the purchases AT&T represents would have been made by or for such customer from NCR (including related purchases) but for such refusal.

        (ii) If any four Major Financing Companies (as defined in Section
        7(f)(iv))  selected by a dealer or distributor or reseller
(or by any of
        their  respective  agents)  or  AT&T  or its  controlled
United  States
        subsidiary refuse to provide financing or leasing to such person for any
        Eligible Product on Standard Financing Terms, and if such refusal persists  after NCR has had a reasonable  opportunity
(not to exceed 90
        days) to address the reasons therefor, the Commitment shall be reduced by the dollar amount of the purchases AT&T represents would have been made by or for such dealer, distributor or reseller from NCR (including related purchases) but for such refusal.

        (iii) If any four Major Financing  Companies selected by
AT&T (including
        its controlled United States subsidiaries) refuse to provide financing or leasing to AT&T or such subsidiary for any Eligible Product on
        Standard Financing Terms, and if such refusal persists after NCR has had a reasonable opportunity (not to exceed 90 days) to address the reasons therefor, AT&T may, at its option, terminate the Commitment at any time by giving written notice to NCR. Upon any such termination, the
        Commitment shall be extinguished, AT&T's obligation thereunder shall be deemed entirely fulfilled, and the Purchasing Period shall terminate.

        (iv) As used in this Section 7(f), the term "Major
Financing  Companies"
        includes the five Financing Companies having the greatest aggregate dollar volume of current financing or leasing transactions with AT&T
        (including its controlled United States subsidiaries), plus all other
        Financing Companies that are among the 20 largest Financing Companies.

8.      MONITORING AND REPORTING.

        (a) At least once each calendar quarter, NCR shall furnish to AT&T a written report of Commitment fulfilled by AT&T's direct purchases from NCR during the preceding quarter. Each such report shall include a breakdown of Eligible Products purchased, by product and service category, and shall summarize the cumulative status of Commitment fulfillment.

        (b) At least once each calendar quarter, AT&T shall furnish to NCR a written report of Eligible Products purchased by AT&T from NCR VARs and ISVs both domestic and international during the preceding quarter. AT&T's report shall also identify any adjustments to Commitment claimed by AT&T pursuant to
Section 7 as a result of events that became known to AT&T in that preceding quarter.

        (c) Within 90 days after the end of each calendar year of the Purchasing Period, NCR and AT&T shall enter into a written agreement documenting the amount of Commitment fulfilled achieved during that year and the remaining balance of unfulfilled Commitment. If the parties are unable to reach agreement during the 90-day interval, either party may initiate alternative dispute resolution pursuant to Article V of the General Agreement.

        (d) Each party shall afford the other party such documentation and limited audit rights as may be reasonably necessary to enable verification of the information reported pursuant to this Section 8.

9.      NONFULFILLMENT OF COMMITMENT.

        (a) If AT&T has failed to fulfill its Commitment by December 31, 1999, and elects to extend the Purchasing Period until December 31, 2000 pursuant to
Section 2(b), the remaining unfulfilled balance of the Commitment as of January 1, 2000 shall be increased by 5 percent, according to the following formulas:

               | adjustments to  |
               |   Commitment    |   |  Commitment    |
|unfulfilled |
$350 million - |  per Section 7  | - |  fulfillment   | = |
Commitment |
               |through 12/31/99 |   |through 12/31/99|   |as of
1/1/00|


               |  unfulfilled |
               |  Commitment  | X 1.05 = Year 2000 Increased
Commitment
               | as of 1/1/00 |

        (b) If AT&T has failed to fulfill its Increased Commitment by December 31, 2000 and elects to extend the Purchasing Period until December 31, 2001 pursuant to Section 2(b), the remaining unfulfilled balance of the Increased

Commitment as of January 1, 2001 shall be increased by 10 percent, according to the following formulas:

                     | adjustments to |
                     |   Year 2000    |
        Year 2000    |   Commitment   |   |   Year 2000    |   |
unfulfilled |
        Commitment - | per Section 7  | - |   Commitment   | = |
Commitment  |
                     |  from 1/01/00  |   |   fulfillment  |   |
as of 1/1/01|
                     |through 12/31/00|   |through 12/31/00|



        |unfulfilled |
        | Commitment | X 1.10 = Year 2001 Increased Commitment
        |as of 1/1/01|

        (c) At the conclusion of the Purchasing Period (as extended, should AT&T so elect pursuant to Section 2(b)), if AT&T has not fully discharged the Commitment, NCR shall, in January 2000 (or in January 2001 or 2002, if the Purchasing Period has been extended), bill AT&T a carrying charge equal to the shortfall at December 31, 1999, 2000 or 2001, as applicable, multiplied by the prime rate plus two percent (2%). Thereafter, NCR shall, each month, bill AT&T a carrying charge equal to the shortfall, if any, at the end of the preceding month, multiplied by 1/12 multiplied by the prime plus two percent (2%).

        (d) In the event  AT&T  meets or exceeds  the  Commitment  as defined in
Section 2(a), NCR agrees to extend the prices described in this Agreement and make them available to the AT&T Entities until December 31, 2000.

        (e) NCR EXPRESSLY AGREES THAT THE REMEDY DESCRIBED IN
SECTION 9(c) SHALL
BE NCR's SOLE AND EXCLUSIVE REMEDY FOR AT&T's FAILURE TO FULFILL
THE COMMITMENT.
NCR HEREBY WAIVES ANY OTHER REMEDIES THAT ARE OR MAY BECOME
AVAILABLE,  AND NCR
HEREBY RELEASES AT&T (AND ASSOCIATED ENTITIES,  AND THEIR
RESPECTIVE  DIRECTORS,
OFFICERS,  EMPLOYEES,  AND  AGENTS)  FROM ANY AND ALL  CLAIMS  IN
EXCESS OF SUCH
REMEDY, FOR AT&T's FAILURE TO FULFILL THE COMMITMENT.

        (f) UNDER NO CIRCUMSTANCES  SHALL EITHER PARTY (OR A
PARTY's AFFILIATES,
OR THEIR  RESPECTIVE  DIRECTORS,  OFFICERS,  EMPLOYEES,  OR
AGENTS) BE HEREUNDER
LIABLE  TO THE OTHER  PARTY  FOR ANY  INDIRECT,  INCIDENTAL,
CONSEQUENTIAL,  OR
PUNITIVE DAMAGES (EVEN IF MADE AWARE OF THE POSSIBILITY OF SUCH
DAMAGES), OR FOR
LOSS OF PROFITS OR REVENUE.

        (g) THE  LIMITATIONS OF REMEDIES AND  LIABILITIES  SET
FORTH IN SECTIONS
9(e)  THROUGH  9(f) SHALL  APPLY  REGARDLESS  OF THE FORM OF
ACTION,  WHETHER IN
CONTRACT, TORT (INCLUDING NEGLIGENCE,  WHETHER ACTIVE OR PASSIVE),
OR OTHERWISE,
AND SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

10. TERMS AND CONDITIONS GOVERNING PURCHASES. Contemporaneously with the execution of this Agreement, AT&T and NCR are entering into a General Procedures Agreement (hereinabove and below referred to as the "General Agreement"), to establish terms and conditions governing AT&T's purchases of products and services from NCR. In the event of any conflict between the terms and conditions of this Agreement and those in the General Agreement, the terms and conditions of this Agreement shall prevail and control.

11.     COUNTERPARTS; ENTIRE AGREEMENT; CORPORATE POWER.
(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        (b) This Agreement, including the documents incorporated by reference herein, together with the General Agreement, contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments, and conversations with respect to such subject matter.

        (c) AT&T represents on behalf of itself and each of its subsidiaries, and NCR represents on behalf of itself and each of its subsidiaries, as follows:

        (i) each such person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby; and

        (ii) this  Agreement  has been duly  executed  and
delivered  by it and
        constitutes  a  valid  and  binding   agreement  of  it
enforceable  in
        accordance with the terms thereof.

12. SUCCESSOR COMPANIES. The parties recognize that the ownership and organization of their respective companies may change during the term of this
Agreement. Accordingly, the parties agree as follows:

        (a) If a third party (including without limitation any present or future NCR parent or affiliate) succeeds to any substantial portion of the business of NCR with respect to any Eligible Product ("NCR Successor Company"), NCR shall use reasonable efforts to continue making such Eligible Product available to AT&T under this Agreement and the General Agreement. These efforts may include, at NCR's option, arranging for NCR to resell the Eligible Product to AT&T. Alternatively, NCR may obtain the NCR Successor Company's agreement to join in the terms and conditions of this Agreement and of the General Agreement, in which event the parties shall promptly amend the definitions of NCR in this Agreement and in the General Agreement to include the NCR Successor Company. If NCR is unable or unwilling to continue making the Eligible Product available to AT&T under this Agreement and the General Agreement, NCR shall be deemed to have failed to meet AT&T's needs for the Eligible Product, and any resulting AT&T purchases from Alternative IT Suppliers shall reduce the Commitment in accordance with Section 7(b).

        (b) If AT&T notifies NCR that any third party has succeeded or will succeed to any substantial portion of the business of AT&T ("AT&T Successor Company"), the parties shall take the following steps:

        (i) If the AT&T Successor Company directly or indirectly controls AT&T, or if the AT&T Successor Company and AT&T are under substantial common control, and if the AT&T Successor Company's spending for Information
        Technology products and services is included in the aggregate AT&T budget for information  technology  spending  described in
Section 7(e),
        the parties  (subject to the concurrence of the AT&T
Successor  Company)
        will amend the definitions of AT&T in this Agreement and in the General
        Agreement to include the AT&T Successor Company. Such amendments will enable the AT&T Successor Company to purchase from NCR under the prices, terms, and conditions of this Agreement and of the General Agreement, and all such purchases by the AT&T Successor Company will be deemed purchases by AT&T for purposes of Commitment fulfillment.

     (ii) If the AT&T Successor Company is an affiliate of AT&T but does not control and is not under common control with AT&T, or if the AT&T Successor
     Company's spending for information technology products and services is not included in the aggregate AT&T budget for information technology spending described in Section 7(e), NCR and AT&T (in consultation with the AT&T
     Successor Company) will mutually determine whether to amend this Agreement and the General Agreement in the manner described in Section
12(b)(i).  If
     NCR and AT&T fail to agree upon such amendments within 60 days after AT&T's notice, AT&T may, at its option, reduce the Commitment pursuant to Section
     7(e) by excluding all future  purchases by the AT&T
Successor  Company from
     AT&T's Revised Forecasted Spending and AT&T's Actual Spending.

     (iii) If the AT&T Successor Company is neither a parent nor an affiliate of
     AT&T, AT&T may, at its option, reduce the Commitment pursuant to Section
     7(e) by excluding all future  purchases by the AT&T
Successor  Company from
     AT&T's Revised Forecasted Spending and AT&T's Actual Spending.

     (iv) If AT&T elects to reduce the Commitment as permitted by Sections
     12(b)(ii) or (iii), NCR will have no obligation to make the pricing described in this Agreement  available to the AT&T Successor
Company,  and
     future purchases by the AT&T Successor Company will not count toward
     Commitment fulfillment.

13.  MISCELLANEOUS. The provisions of Article 8 of the
Distribution Agreement
are specifically incorporated herein by reference.


AT&T Corp.                                      NCR Corporation


By:                                             By:

Name: ______________________________            Name:
-------------------------

Title: _____________________________            Title:
------------------------

Date: ______________________________            Date:
-------------------------